Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
Contact:
Jeffrey L. Rutherford
Sr. Vice President & Chief Financial Officer
LESCO, Inc.
(216) 706-9250
LESCO COMPLETES SALE OF SUPPLY CHAIN ASSETS
CLEVELAND, Ohio – October 11, 2005 – LESCO, Inc. (NASDAQ: LSCO), a leading provider of products for the professional green and pest control industries, today announced that it has completed the sale of its supply chain assets and consumable products inventory to Turf Care Supply Corp. (TCS), an affiliate of Platinum Equity. At closing, the Company received $15 million in cash and $19 million in accounts receivable from TCS. Ultimately, the Company expects to harvest $25 million in cash after settling all requirements associated with the transaction including the accounts payable due to vendors for the inventory sold to TCS. The transaction had been originally expected to close by the end of October. Western Reserve Partners LLC acted as the financial advisor to LESCO in this transaction.
LESCO expects to announce its third quarter 2005 results on October 26, 2005, after the close of market.
About LESCO, Inc.
LESCO serves more than 130,000 customers worldwide, through 295 LESCO Service Center® locations, 111 LESCO Stores-on-Wheels vehicles, the Internet, and other direct sales efforts. Additional information about LESCO can be found on the Internet at www.lesco.com.
About Western Reserve Partners LLC
Western Reserve Partners is a boutique investment bank, headquartered in Cleveland, Ohio. Additional information regarding Western Reserve Partners can be found at www.wesrespartners.com.
The statement in this news release concerning the amount of cash LESCO expects to harvest after settling all requirements associated with the transaction is a forward-looking statement and, as such, reflects only the Company’s best assessment at this time. Investors are cautioned that this forward-looking statement involves risks and uncertainties that may cause actual results to differ materially from such statement and that investors should not place undue reliance on such statement. For a further discussion of risk factors, investors should refer to the Company’s Securities and Exchange Commission reports, including but not limited to its Form 10-K for the year ended December 31, 2004.